EXHIBIT (a)(4)

AMENDED AND RESTATED SCHEDULE A

TO THE AMENDED AND RESTATED AGREEMENT AND DECLARATION OF

TRUST OF FLEXSHARES TRUST, DATED JUNE 28, 2011

Series

FlexSharesSM Morningstar US Market Factor Tilt Index Fund

FlexSharesSM Morningstar Developed ex-US Markets Factor Tilt Index Fund

FlexSharesSM Morningstar Emerging Markets Factor Tilt Index Fund

FlexSharesSM Morningstar Global Upstream Natural Resources Index Fund

FlexSharesSM iBoxx 3-Year Target Duration TIPS Index Fund

FlexSharesSM iBoxx 5-Year Target Duration TIPS Index Fund

FlexSharesSM iBoxx 7-Year Target Duration TIPS Index Fund

FlexSharesSM Ready Access Variable Income Fund

Amended as of December 15, 2011.